FOR IMMEDIATE RELEASE

Columbia Laboratories Amends Stockholder Rights Plan to Preserve Use of Net Operating Losses under Section 382

LIVINGSTON, NJ — November 30, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that its Board of Directors has amended its Stockholder Rights Plan (the "Rights Plan"), adopted March 12, 2002, to preserve the value of significant tax assets associated with the Company’s tax net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code.

The Company reported NOLs totaling approximately $137 million as of September 30, 2010. United States Federal income tax rules, and Section 382 of the Internal Revenue Code in particular, substantially limit the use of those tax assets if Columbia experiences an "ownership change."  Ownership changes under Section 382 generally relate to a cumulative change in ownership among shareholders with at least a 5% ownership interest (as determined under the rules of Section 382) of more than 50% over a rolling three-year period.  The Rights Plan was amended to reduce the likelihood of an "ownership change" occurring as a result of transactions in the Company’s Common Stock.

Pursuant to the Rights Plan, if any person or group (subject to certain exceptions specified in the Rights Plan) acquires 4.99% or more of the outstanding shares of Common Stock of Columbia Laboratories, Inc., or if any current 5% stockholder were to acquire additional Common Stock of Columbia Laboratories, Inc., other than by exercising or converting existing equity-linked securities, without the prior approval of its Board of Directors, a significant dilution in the voting and economic ownership of such person or group would occur.

The amendment to the Rights Plan was not adopted as an anti-takeover measure.  As was the case under the existing Rights Plan, the rights will expire on March 12, 2012, unless earlier terminated or the rights are redeemed by the Board of Directors or certain other events occur.  The Rights Plan may be terminated by the Board of Directors at any time prior to the rights being triggered.  Further, if the Board of Directors determines that the NOLs have been substantially realized, are no longer substantially available or would otherwise not be adversely impacted by an ownership change, the amendment will be rescinded and the terms of the Rights Plan, as in effect prior to the amendment, will be reinstated .

Additional information regarding the Rights Plan, as well as a copy of the Amended and Restated Rights Plan, will be filed by the Company in a Current Report on Form 8-K with the Securities and Exchange Commission.

About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects to report top-line study results in December 2010.

Columbia's press releases and other company information are available online at columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE®/PROCHIEVE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

Contact:
Lawrence A. Gyenes                                                                                                                  Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer                                                 Vice President
Columbia Laboratories, Inc.                                                                                                      The Trout Group LLC
(973) 486-8860                                                                                                                (646) 378-2952